November 21, 2012


Chapman and Cutler LLP
111 West Monroe Street
Chicago, Illinois 60603

First Trust Senior Floating Rate Income Fund II
120 East Liberty Drive, Suite 400
Wheaton, IL  60187

      RE:       First Trust Senior Floating Rate Income Fund II
             -----------------------------------------------------

Ladies and Gentlemen:

      We have acted as special Massachusetts counsel to First Trust Senior Floating Rate Income Fund II, a Massachusetts business trust (the "Fund"), in connection with the Fund's Post-Effective Amendment No. 1 to its Registration Statement on Form N-2 to be filed with the Securities and Exchange Commission (the "Commission") on or about November 21, 2012 (the "Amendment") and the supplement, dated November 21, 2012 (the "Supplement") to the base prospectus dated November 7, 2012 (the "Base Prospectus"), each to be filed with the Commission under Rule 497 under the Securities Act of 1933, as amended (the "1933 Act") on or about November 21, 2012, with respect to up to 3,000,000 of its common shares of beneficial interest, $.01 par value per share (the "Shares"). You have requested that we deliver this opinion to you, as special counsel to the Fund, for use by you in connection with your opinion to the Fund with respect to the Shares, to be filed as an exhibit to the Amendment.

      In connection with the furnishing of this opinion, we have examined the following documents:

      (a) a certificate dated as of November 5, 2012 of the Secretary of the Commonwealth of Massachusetts as to the existence of the Fund;

      (b) (b) a copy, as filed with the Secretary of the Commonwealth of Massachusetts on March 26, 2004, of the Fund's Declaration of Trust and the amendments thereto dated as of October 27, 2008 and September 20, 2010, each as filed with the Secretary of the Commonwealth of Massachusetts (as so amended, the "Declaration");

      (c) a certificate of the Secretary of the Fund, certifying as to, and attaching copies of, the Fund's Declaration, the Fund's By-laws as currently in effect (the "By-laws) and resolutions adopted by the Fund's Board of Trustees at

Chapman and Cutler LLP
First Trust Senior Floating Rate Income Fund II
November 21, 2012
Page 2


a meeting held on June 13, 2011 and the minutes of the meeting of the Fund's Board of Trustees on September 17, 2012 (the "Resolutions");

      (d) a printer's proof of the Base Prospectus received on November 7, 2012;

      (e) a printer's proof of the Supplement received on November 18, 2012; and

      (f) a printer's proof of the Amendment received on November 20, 2012.

      In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed that the Supplement, the Base Prospectus and the Amendment, when filed with the Commission, will be in substantially the form of the printer's proofs referenced in subparagraphs (d),
(e) and (f) above. We have further assumed that the Fund's Declaration and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of issuance of such Shares. We note that the Board of Trustees of the Fund has approved offerings of the Shares in any method permitted by law including in any manner deemed to be "at-the-market," as such term is defined in Rule 415 under the 1933 Act, and we have assumed that all offers and sales of the Shares will be made in accordance with such resolutions and at a price per share that is not less than the then current net asset value per share, exclusive of any distributing commission or discount, which net asset value shall be determined in accordance with Section 23(b) of the Investment Company Act of 1940, as amended.

      This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents. We have further assumed that there are no other documents that are contrary to or inconsistent with the opinions expressed herein. As to our opinion below relating to the valid existence of the Fund, our opinion relies entirely upon and is limited by the certificate referenced in paragraph
(a) above. We note that the minutes of the meeting of the Fund's Trustees on

Chapman and Cutler LLP
First Trust Senior Floating Rate Income Fund II
November 21, 2012
Page 3


September 17, 2012, as attached to the certificate referenced in subparagraph
(c) above and reviewed by us in connection with rendering this opinion, are in draft form, and we have assumed for the purposes of this opinion that such minutes as they relate to the Fund, when finalized and approved by the Trustees, will be in substantially the form attached to such certificate.

      This opinion is limited solely to the laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law which any tribunal may apply. In addition, to the extent that the Fund's Declaration, By-laws or the Resolutions refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Fund, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Fund with such Act and such other laws and regulations. Further, we express no opinion with respect to, and we assume no responsibility for, any offering documentation relating to the Fund, including the Registration Statement, the Amendment thereto, and the Supplement.

      We understand that all of the foregoing assumptions and limitations are acceptable to you.

      Based upon and subject to the foregoing, please be advised that it is our opinion that:

      1. The Fund has been formed and is validly existing under the Fund's Declaration and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a "Massachusetts business trust."

      2. The Shares, when issued and sold in accordance with terms of the Declaration and the Resolutions, will be validly issued, fully paid and nonassessable, except that, as set forth in the Base Prospectus, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

      This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to your reliance on this opinion in connection with your opinion to the Fund with respect to the Shares, to the reliance by the Fund on this opinion, to the

Chapman and Cutler LLP
First Trust Senior Floating Rate Income Fund II
November 21, 2012
Page 4


reference to our name in the Supplement under the heading "Legal Matters" and the Base Prospectus under the heading "Legal Opinions" and to the filing of this opinion as an exhibit to the Amendment.

                                                   Very truly yours,

                                                   /s/ Bingham McCutchen LLP
                                                   -----------------------------
                                                   Bingham McCutchen LLP